Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Maryellen Thielen	Robert Block
Media Relations	Investor Relations
(847) 402-5600	(847) 402-2800

Allstate Reports Strong Fourth Quarter 2011 Earnings and Continued Progress

On Strategic Commitments to Improve Shareholder Value

NORTHBROOK, Ill., February 1, 2012 – The Allstate Corporation (NYSE: ALL) today reported financial results for the fourth quarter and full year 2011:

The Allstate Corporation Consolidated Highlights
	Three months ended December 31,			Twelve months ended December 31,
($ in millions, except per share amounts and ratios)	2011	2010	% Change	2011	2010	% Change
Consolidated revenues	$8,236	$ 8,087	1.8	$32,654	$ 31,400	4.0
Net income	724	296	144.6	788	928	(15.1)
Net income per diluted share	1.43	0.55	160.0	1.51	1.71	(11.7)
Operating income*	750	271	176.8	689	1,539	(55.2)
Operating income per diluted share*	1.48	0.50	196.0	1.32	2.84	(53.5)
Book value per share				36.92	35.32	4.5
Book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities*				34.40	34.26	0.4
Catastrophe losses	66	537	(87.7)	3,815	2,207	72.9
Property-Liability combined ratio	90.7	100.8	(10.1) pts	103.4	98.1	5.3 pts
Property-Liability combined ratio excluding the effect of catastrophes, prior year reserve reestimates, business combination expenses and the amortization of purchased intangible assets (“underlying combined ratio”)*	90.5	92.0	(1.5) pts	89.3	89.6	(0.3) pts

* Measures used in this release that are not based on accounting principles generally accepted in the United States of America (“non-GAAP”) are defined and reconciled to the most directly comparable GAAP measure and operating measures are defined in the “Definitions of Non-GAAP and Operating Measures” section of this document.

“We continued to execute our strategy to increase shareholder value by improving overall returns and offering unique products for different customer segments.  Operating income increased to $750 million in the fourth quarter, a $479 million increase from prior year due to substantially lower catastrophe losses.  We maintained auto insurance profitability, raised underlying returns in homeowners and Allstate Financial, achieved excellent investment returns and expanded our new product offerings,” said Thomas J. Wilson, chairman, president and chief executive officer of The Allstate Corporation.  “While full year 2011 net income of $788 million was 15% below 2010, this reflects high catastrophe losses in 2011 that were largely offset by realized capital gains.  The underlying combined ratio for 2011 of 89.3 was within the outlook established at the beginning of the year of 88 to 91.

“We also completed the acquisition of Esurance and Answer Financial in October, both of which have strong positions in the online delivery of insurance to self-serve customers.  Although this acquisition increased insurance premiums earned in the quarter, we continue to experience reductions in Allstate branded policy counts due to programs to improve profitability in auto insurance in New York and Florida and homeowners insurance in catastrophe-prone markets,” Wilson said.

“Allstate initiated a new $1 billion share repurchase program in November and almost $1.4 billion was returned to shareholders through share repurchases and dividends in 2011.  Book value per share increased by 4.5% in 2011 from year-end 2010.

“In 2012, we will continue to execute our strategy that positions us as the only personal lines insurance company serving all customer segments with unique offerings and will raise returns on equity to 13% by 2014,” Wilson said.  “We expect the underlying combined ratio for 2012 to be between 88 to 91 as improvements in auto insurance in New York and Florida and homeowners returns are offset by investments in growth, particularly in the Esurance brand.”

Consolidated Financial Results

Net income for 2011 was $788 million, or $1.51 per diluted share, compared to $928 million in 2010.  The decrease was primarily due to lower Property-Liability operating income partially offset by capital gains realized in 2011 versus capital losses realized in 2010 and an increase in Allstate Financial operating income.  Total operating income was $689 million, or $1.32 per share, compared to $1.5 billion, or $2.84 per diluted share in 2010.  The decline in operating income was driven by a substantial increase in catastrophe losses experienced in 2011 compared to 2010.

For the fourth quarter of 2011, net income was $724 million, or $1.43 per diluted share, an improvement of $428 million, or $0.88 per diluted share, from the prior year’s fourth quarter.

Property-Liability Underlying Combined Ratio within Full Year Outlook; Catastrophe Losses Affected Total Combined Ratio

In 2011, Allstate made significant progress on its strategy to maintain auto profitability and improve homeowners returns.  In total, Property-Liability produced an underlying combined ratio of 89.3 for 2011, within the outlook of 88-91 established at the beginning of 2011, and consistent with 2010’s level of 89.6.  The recorded combined ratio was 103.4 for 2011, including 14.7 points of catastrophe losses estimated at $3.8 billion.  In 2010, the recorded combined ratio was 98.1 with 8.5 points of catastrophe losses.  Management remains committed to maintaining auto profit margins while improving homeowners profitability.

The underlying combined ratio for the 2011 fourth quarter was 90.5, or 1.5 points better than in the prior year’s fourth quarter.  Improvements in auto and homeowners loss trends more than offset a 1.6 point increase in the underwriting expense ratio, which reflects the impact of Esurance, higher marketing expenses, and the favorable reduction in guaranty fund accruals in the prior year quarter.

The recorded combined ratio for the 2011 fourth quarter was 90.7 compared to 100.8 in the prior year period.  During the quarter we had $66 million of catastrophe losses, including 19 catastrophe events estimated to cost $216 million, that were substantially offset by favorable reserve re-estimates of $150 million, $118 million of which related to prior 2011 events.  In the fourth quarter of 2010 we recorded $537 million in catastrophe losses.

Property-Liability net premium written for 2011 was $26 billion, slightly higher than in 2010 and includes the results for Esurance following the close of that acquisition in early October.  For the fourth quarter 2011, net written premium was $6.4 billion, an increase of 2.9% over the same period a year ago driven primarily by the inclusion of Esurance results for the fourth quarter of 2011.

Total Allstate brand policies in force declined from 2010, reflecting actions taken to improve homeowners profitability as well as auto profitability in Florida and New York.  Unit growth was achieved in the Emerging Businesses, Canada, and Allstate Roadside Services.  Customer relationships were extended through increased life insurance sales and Good HandsSM Roadside Assistance, where we signed up 390,000 members in 2011.

Allstate brand standard auto net premium written declined 0.8% for the fourth quarter of 2011 versus the prior year quarter.  The decline resulted from a reduction in units, partially offset by an increase in average premium.  Policies in force declined 1.5% from year-end 2010 to year-end 2011, primarily driven by profitability actions in New York and Florida.  In the rest of the country, policies in force remained flat with the prior year.  Compared to the fourth quarter of 2010, new issued applications declined 14.3% while retention improved slightly.  The recorded combined ratio for Allstate brand standard auto in the 2011 fourth quarter was 95.5, an improvement of 4.2 points over the fourth quarter of 2010.  For the year, the combined ratio was 95.7, a 0.2 point increase from 2010 as Allstate continued to achieve its objective of maintaining auto profitability.

Allstate brand homeowners net premium written grew 2.8% in the fourth quarter of 2011 compared to the same period in the prior year.  This result reflected an increase in average premium of 7.1% partially offset by lower policies in force.  During the fourth quarter, rate increases averaging 7.8% in 17 states were approved as Allstate continued its initiatives to improve homeowners profitability.  The combined ratio for Allstate brand homeowners was 121.6 for 2011 compared to 105.6 for 2010.  Excluding the impact of catastrophe losses and prior year reserve re-estimates, the underlying 2011 combined ratio was 70.9, a 2.0 point improvement from 2010.

Allstate Financial Posts a Strong Finish to 2011; Continues to Focus on Strategy Execution

Allstate Financial’s 2011 performance reflected ongoing progress on its strategy to improve overall business returns while shifting the focus from spread-based products to underwritten products.  Total premiums and contract charges for 2011 were $2.2 billion, a 3.2% increase over 2010.  Substantially all of the increase came from our more profitable underwritten products, primarily life insurance and voluntary benefits, consistent with the strategy.  Net income for 2011 was $586 million compared to $58 million for 2010.  The increase was driven by capital gains realized in 2011 versus capital losses realized in 2010 and increased operating income.  Operating income rose 11.1% to $529 million in 2011 from $476 million in 2010.

Premiums and contract charges of $570 million in the fourth quarter 2011 grew 7.3% over the same period in the prior year.  The increase was the result of an $18 million growth in underwritten products and $19 million increase in life-contingent annuities.  Life insurance applications issued through the Allstate agencies channel increased 33% in 2011 compared to 2010 and 43% in the fourth quarter compared to prior year, a strong finish to 2011.  Operating income for the fourth quarter of 2011 was $138 million, an increase of $34 million, due primarily to higher benefit spread and, to a lesser extent, improved investment spread partially offset by higher operating expenses.  The majority of the 40.9% improvement in benefit spread relates to Allstate Benefits and was driven by a $38 million pre-tax reserve release associated with a contract modification, better morbidity experience and growth.  The investment spread increased 7.5% compared to the fourth quarter of 2010 as investment portfolio repositioning and lower crediting rates more than offset the managed decline in spread-based business in force.  The increase in operating expenses of $16 million was primarily due to an accrual for the Executive Life Insurance Company of New York insolvency and other one-time charges.

Proactive Management Delivers Solid Investment Results

Allstate continued to apply a proactive approach to risk and return optimization throughout 2011, focusing on income and delivering solid total returns.  Total portfolio yields were stable in 2011, reflecting yield enhancement actions, favorable limited partnership distributions and equity dividends despite a lower interest rate environment.  Portfolio management actions in 2011 included a reduction of European holdings, a continued increase in the allocation to investment grade corporate bonds, reallocation of below investment grade exposure from structured securities to high-yield corporate bonds, and termination of derivative positions which were used for overall risk management.

Allstate’s consolidated investment portfolio totaled $95.6 billion at December 31, 2011 compared to $97.5 billion at September 30, 2011 and $100.5 billion at December 31, 2010.  The expected decrease primarily reflects the Allstate Financial portfolio, which declined with the reduction in the fixed annuity business and the voluntary winding down of Allstate Bank.  The pre-tax net unrealized capital gain totaled $2.9 billion at December 31, 2011, compared to $2.4 billion at September 30, 2011 and $1.4 billion at December 31, 2010, as the benefit of lower interest rates on fixed income valuations was only partially offset by widening credit spreads and realized gains due to sales of fixed income securities.

Net investment income was $975 million for the fourth quarter of 2011, a decrease of 1.9% compared to the third quarter of 2011 and 2.3% below fourth quarter 2010, primarily due to Allstate Financial’s lower portfolio balances.  Net investment income was $4.0 billion for 2011, a decrease of 3.2% to 2010.  Total portfolio yield was 4.5% for the fourth quarter of 2011, consistent with the third quarter 2011 and higher than the 4.3% in the fourth quarter 2010.

Pre-tax net realized capital gains for the fourth quarter of 2011 were $86 million, compared to $116 million in the fourth quarter 2010.  Realized gains in the fourth quarter of 2011 were primarily due to sales and favorable limited partnership valuations, partly offset by real estate-related and equity impairment write-downs and credit and equity derivative valuation losses.  For the year, pre-tax net realized capital gains were $503 million compared to $827 million of net realized capital losses in 2010.

Capital Management Remains a Key Priority; During Q4 2011, Esurance Acquisition Closed and $1 Billion Share Repurchase Authorized by the Board

“Continuing our record of proactive capital management, we began a new $1 billion share repurchase program in November,” said Don Civgin, executive vice president and chief financial officer.  “We repurchased 4 million shares at a cost of $106 million in the fourth quarter, bringing the total for the year to 33 million shares repurchased for $946 million.  We closed the Esurance acquisition early in the fourth quarter.  By issuing $500 million of 5.20%, 30-year senior unsecured notes in early January, we prefunded repayment of $350 million of senior notes maturing in February.”

Allstate will be adopting new deferred policy acquisition cost (DAC) accounting guidance on a retrospective basis beginning with 2012 results.  It is currently estimated that shareholders’ equity will decline by $375 million, after tax.  It is estimated that the new guidance will have an insignificant effect on Property-Liability net income and will reduce Allstate Financial net income by approximately $40 million in 2012.

Statutory surplus at December 31, 2011 was an estimated $15.0 billion for Allstate Insurance Company (AIC), including $3.4 billion at Allstate Life Insurance Company (ALIC).  This compares to AIC statutory surplus at September 30, 2011 of $14.3 billion and December 31, 2010 of $15.4 billion.  During the fourth quarter AIC paid a $200 million dividend to the holding company.  Deployable assets at the holding company level totaled $2.2 billion at year end 2011.

Book value per share at year end 2011 was $36.92, an increase of $1.60 from year end 2010, or 4.5%.  Sequentially, book value per share grew $1.36, or 3.8%.

*     *     *     *     *

Visit www.allstateinvestors.com to view additional information about Allstate’s results, including a webcast of its quarterly conference call and the presentation discussed on the call.  The conference call will be held at 9 a.m. ET on Thursday, February 2.

The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer. Widely known through the “You’re In Good Hands With Allstate®” slogan, Allstate is reinventing protection and retirement to help nearly 16 million households insure what they have today and better prepare for tomorrow. Consumers access Allstate insurance products (auto, home, life and retirement) and services through Allstate agencies, independent agencies, and Allstate exclusive financial representatives in the U.S. and Canada, as well as via www.allstate.com and 1-800 Allstate®. As part of Allstate’s commitment to strengthen local communities, The Allstate Foundation, Allstate employees, agency owners and the corporation provided $28 million in 2011 to thousands of nonprofit organizations and important causes across the United States.

THE ALLSTATE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

($ in millions, except per share data)	Three months ended December 31,		Twelve months ended December 31,
	2011	2010	2011	2010
	(unaudited)		(unaudited)
Revenues
Property-liability insurance premiums	$6,605	$6,442	$25,942	$25,957
Life and annuity premiums and contract charges	570	531	2,238	2,168
Net investment income	975	998	3,971	4,102
Realized capital gains and losses:
Total other-than-temporary impairment losses	(128)	(300)	(563)	(937)
Portion of loss recognized in other comprehensive income	4	27	(33)	(64)
Net other-than-temporary impairment losses recognized in earnings	(124)	(273)	(596)	(1,001)
Sales and other realized capital gains and losses	210	389	1,099	174
Total realized capital gains and losses	86	116	503	(827)

	8,236	8,087	32,654	31,400

Costs and expenses
Property-liability insurance claims and claims expense	4,198	4,842	20,161	18,951
Life and annuity contract benefits	430	443	1,761	1,815
Interest credited to contractholder funds	405	449	1,645	1,807
Amortization of deferred policy acquisition costs	1,042	1,065	4,233	4,034
Operating costs and expenses	1,003	835	3,468	3,281
Restructuring and related charges	16	(3)	44	30
Interest expense	92	92	367	367
	7,186	7,723	31,679	30,285
Gain (loss) on disposition of operations	2	(1)	(15)	11

Income from operations before income tax expense	1,052	363	960	1,126

Income tax expense	328	67	172	198

Net income	$724	$296	$788	$928

Earnings per share:

Net income per share - Basic	$1.44	$0.55	$1.51	$1.72

Weighted average shares - Basic	504.5	539.5	520.7	540.3

Net income per share - Diluted	$1.43	$0.55	$1.51	$1.71

Weighted average shares - Diluted	506.8	542.0	523.1	542.5

Cash dividends declared per share	$0.21	$0.20	$0.84	$0.80

THE ALLSTATE CORPORATION

SEGMENT RESULTS

($ in millions, except ratios)	Three months ended		Twelve months ended
	December 31,		December 31,
	2011	2010	2011	2010
Property-Liability
Premiums written	$6,426	$6,242	$25,980	$25,907

Premiums earned	$6,605	$6,442	$25,942	$25,957
Claims and claims expense	(4,198)	(4,842)	(20,161)	(18,951)
Amortization of deferred policy acquisition costs	(921)	(924)	(3,640)	(3,678)
Operating costs and expenses	(861)	(726)	(2,972)	(2,800)
Restructuring and related charges	(13)	1	(43)	(33)
Underwriting income (loss)	612	(49)	(874)	495
Net investment income	309	291	1,201	1,189
Periodic settlements and accruals on non-hedge derivative instruments	(3)	(3)	(15)	(7)
Business combination expenses and the amortization of purchased intangible assets	49	--	49	--
Income tax (expense) benefit on operations	(306)	(33)	15	(423)
Operating income	661	206	376	1,254

Realized capital gains and losses, after-tax	7	54	54	(207)
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	2	1	10	4
Business combination expenses and the amortization of purchased intangible assets, after-tax	(32)	--	(32)	--
(Loss) gain on disposition of operations, after-tax	--	(1)	--	3
Net income	$638	$260	$408	$1,054
Catastrophe losses	$66	$537	$3,815	$2,207
Operating ratios:
Claims and claims expense ratio	63.5	75.2	77.7	73.0
Expense ratio	27.2	25.6	25.7	25.1
Combined ratio	90.7	100.8	103.4	98.1
Effect of catastrophe losses on combined ratio	1.0	8.3	14.7	8.5
Effect of prior year reserve reestimates on combined ratio	(2.0)	0.1	(1.3)	(0.6)
Effect of catastrophe losses included in prior year reserve reestimates on combined ratio	(0.5)	(0.4)	(0.5)	(0.6)
Effect of business combination expenses and the amortization of purchased intangible assets on combined ratio	0.7	--	0.2	--
Effect of Discontinued Lines and Coverages on combined ratio	--	0.1	0.1	0.1
Allstate Financial
Investments	$57,373	$61,582	$57,373	$61,582
Premiums and contract charges	$570	$531	$2,238	$2,168
Net investment income	656	692	2,716	2,853
Periodic settlements and accruals on non-hedge derivative instruments	16	13	70	51
Contract benefits	(430)	(443)	(1,761)	(1,815)
Interest credited to contractholder funds	(385)	(439)	(1,617)	(1,798)
Amortization of deferred policy acquisition costs	(93)	(86)	(410)	(286)
Operating costs and expenses	(131)	(115)	(455)	(469)
Restructuring and related charges	(3)	2	(1)	3
Income tax expense on operations	(62)	(51)	(251)	(231)
Operating income	138	104	529	476

Realized capital gains and losses, after-tax	43	23	250	(337)
Valuation changes on embedded derivatives that are not hedged, after-tax	(13)	--	(12)	--
DAC and DSI amortization relating to realized capital gains and losses and valuation changes on embedded derivatives that are not hedged, after-tax	(18)	(43)	(127)	(34)
DAC and DSI unlocking relating to realized capital gains and losses, after-tax	--	--	1	(18)
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(10)	(8)	(45)	(33)
(Loss) gain on disposition of operations, after-tax	--	--	(10)	4
Net income	$140	$76	$586	$58
Corporate and Other
Net investment income	$10	$15	$54	$60
Operating costs and expenses	(88)	(86)	(393)	(379)
Income tax benefit on operations	29	32	123	128
Operating loss	(49)	(39)	(216)	(191)
Realized capital gains and losses, after-tax	5	(1)	20	7
Business combination expenses, after-tax	(10)	--	(10)	--
Net loss	$(54)	$(40)	$(206)	$(184)
Consolidated net income	$724	$296	$788	$928

THE ALLSTATE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

($ in millions, except par value data)	December 31,	December 31,
	2011	2010
Assets	(unaudited)
Investments:
Fixed income securities, at fair value (amortized cost $73,379 and $78,786)	$76,113	$79,612
Equity securities, at fair value (cost $4,203 and $4,228)	4,363	4,811
Mortgage loans	7,139	6,679
Limited partnership interests	4,697	3,816
Short-term, at fair value (amortized cost $1,291 and $3,279)	1,291	3,279
Other	2,015	2,286
Total investments	95,618	100,483
Cash	776	562
Premium installment receivables, net	4,920	4,839
Deferred policy acquisition costs	4,443	4,769
Reinsurance recoverables, net	7,251	6,552
Accrued investment income	826	809
Deferred income taxes	520	784
Property and equipment, net	914	921
Goodwill	1,242	874
Other assets	2,069	1,605
Separate Accounts	6,984	8,676
Total assets	$125,563	$130,874

Liabilities
Reserve for property-liability insurance claims and claims expense	$20,375	$19,468
Reserve for life-contingent contract benefits	14,449	13,482
Contractholder funds	42,332	48,195
Unearned premiums	10,057	9,800
Claim payments outstanding	827	737
Other liabilities and accrued expenses	5,929	5,564
Long-term debt	5,908	5,908
Separate Accounts	6,984	8,676
Total liabilities	106,861	111,830

Equity
Preferred stock, $1 par value, 25 million shares authorized, none issued	--	--
Common stock, $.01 par value, 2.0 billion shares authorized and 900 million issued, 501 million and 533 million shares outstanding	9	9
Additional capital paid-in	3,189	3,176
Retained income	32,321	31,969
Deferred ESOP expense	(43)	(44)
Treasury stock, at cost (399 million and 367 million shares)	(16,795)	(15,910)
Accumulated other comprehensive income:
Unrealized net capital gains and losses:
Unrealized net capital losses on fixed income securities with OTTI	(174)	(190)
Other unrealized net capital gains and losses	2,041	1,089
Unrealized adjustment to DAC, DSI and insurance reserves	(504)	36
Total unrealized net capital gains and losses	1,363	935
Unrealized foreign currency translation adjustments	57	69
Unrecognized pension and other postretirement benefit cost	(1,427)	(1,188)
Total accumulated other comprehensive loss	(7)	(184)
Total shareholders’ equity	18,674	19,016
Noncontrolling interest	28	28
Total equity	18,702	19,044
Total liabilities and equity	$125,563	$130,874

THE ALLSTATE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in millions)	Twelve months ended December 31,
	2011	2010
Cash flows from operating activities	(unaudited)
Net income	$788	$928
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and other non-cash items	252	94
Realized capital gains and losses	(503)	827
Loss (gain) on disposition of operations	15	(11)
Interest credited to contractholder funds	1,645	1,807
Changes in:
Policy benefits and other insurance reserves	(77)	238
Unearned premiums	37	(40)
Deferred policy acquisition costs	167	(94)
Premium installment receivables, net	33	10
Reinsurance recoverables, net	(716)	(265)
Income taxes	134	200
Other operating assets and liabilities	154	(5)
Net cash provided by operating activities	1,929	3,689
Cash flows from investing activities
Proceeds from sales
Fixed income securities	29,436	22,881
Equity securities	2,012	4,349
Limited partnership interests	1,000	505
Mortgage loans	97	124
Other investments	164	121
Investment collections
Fixed income securities	4,951	5,147
Mortgage loans	634	1,076
Other investments	123	137
Investment purchases
Fixed income securities	(27,896)	(25,745)
Equity securities	(1,824)	(3,564)
Limited partnership interests	(1,696)	(1,342)
Mortgage loans	(1,241)	(120)
Other investments	(204)	(181)
Change in short-term investments, net	2,182	(382)
Change in other investments, net	(415)	(519)
(Acquisition) disposition of operations, net of cash acquired	(916)	7
Purchases of property and equipment, net	(246)	(162)
Net cash provided by investing activities	6,161	2,332
Cash flows from financing activities
Proceeds from issuance of long-term debt	7	--
Repayment of long-term debt	(7)	(2)
Contractholder fund deposits	2,176	2,980
Contractholder fund withdrawals	(8,680)	(8,470)
Dividends paid	(435)	(430)
Treasury stock purchases	(953)	(152)
Shares reissued under equity incentive plans, net	19	28
Excess tax benefits on share-based payment arrangements	(5)	(7)
Other	2	(18)
Net cash used in financing activities	(7,876)	(6,071)
Net increase (decrease) in cash	214	(50)
Cash at beginning of year	562	612
Cash at end of year	$776	$562

Definitions of Non-GAAP and Operating Measures

We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following non-GAAP and operating financial measures.  Our methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Operating income (loss) is net income (loss), excluding:

•      realized capital gains and losses, after-tax, except for periodic settlements and accruals on non-hedge derivative instruments, which are reported with realized capital gains and losses but included in operating income (loss),

•      valuation changes on embedded derivatives that are not hedged, after-tax,

•      amortization of DAC and deferred sales inducements (DSI), to the extent they resulted from the recognition of certain realized capital gains and losses or valuation changes on embedded derivatives that are not hedged, after tax

•      business combination expenses and the amortization of purchased intangible assets, after-tax,

•      gain (loss) on disposition of operations, after-tax, and

•      adjustments for other significant non-recurring, infrequent or unusual items, when (a) the nature of the charge or gain is such that it is reasonably unlikely to recur within two years, or (b) there has been no similar charge or gain within the prior two years.

Net income (loss) is the GAAP measure that is most directly comparable to operating income (loss).

We use operating income (loss) as an important measure to evaluate our results of operations.  We believe that the measure provides investors with a valuable measure of the company’s ongoing performance because it reveals trends in our insurance and financial services business that may be obscured by the net effect of realized capital gains and losses, valuation changes on embedded derivatives that are not hedged, business combination expenses and the amortization of purchased intangible assets, gain (loss) on disposition of operations and adjustments for other significant non-recurring, infrequent or unusual items.  Realized capital gains and losses, valuation changes on embedded derivatives that are not hedged and gain (loss) on disposition of operations may vary significantly between periods and are generally driven by business decisions and external economic developments such as capital market conditions, the timing of which is unrelated to the insurance underwriting process.  Consistent with our intent to protect results or earn additional income, operating income (loss) includes periodic settlements and accruals on certain derivative instruments that are reported in realized capital gains and losses because they do not qualify for hedge accounting or are not designated as hedges for accounting purposes.  These instruments are used for economic hedges and to replicate fixed income securities, and by including them in operating income (loss), we are appropriately reflecting their trends in our performance and in a manner consistent with the economically hedged investments, product attributes (e.g., net investment income and interest credited to contractholder funds) or replicated investments.  Business combination expenses are excluded because they are non-recurring in nature and the amortization of purchased intangible assets is excluded because it relates to the acquisition purchase price and is not indicative of our underlying insurance business results or trends.  Non-recurring items are excluded because, by their nature, they are not indicative of our business or economic trends.  Accordingly, operating income (loss) excludes the effect of items that tend to be highly variable from period to period and highlights the results from ongoing operations and the underlying profitability of our business.  A byproduct of excluding these items to determine operating income (loss) is the transparency and understanding of their significance to net income variability and profitability while recognizing these or similar items may recur in subsequent periods.  Operating income (loss) is used by management along with the other components of net income (loss) to assess our performance.  We use adjusted measures of operating income (loss) and operating income (loss) per diluted share in incentive compensation.  Therefore, we believe it is useful for investors to evaluate net income (loss), operating income (loss) and their components separately and in the aggregate when reviewing and evaluating our performance.  We note that investors, financial analysts, financial and business media organizations and rating agencies utilize operating income (loss) results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the company and management’s performance.  We note that the price to earnings multiple commonly used by insurance investors as a forward-looking valuation technique uses operating income (loss) as the denominator.  Operating income (loss) should not be considered as a substitute for net income (loss) and does not reflect the overall profitability of our business.

The following tables reconcile operating income and net income.

($ in millions, except per share data)	For the three months ended December 31,
	Property-Liability		Allstate Financial		Consolidated		Per diluted share
	2011	2010	2011	2010	2011	2010	2011	2010
Operating income	$661	$206	$138	$104	$750	$271	$1.48	$0.50

Realized capital gains and losses	12	82	68	36	86	116

Income tax expense	(5)	(28)	(25)	(13)	(31)	(40)
Realized capital gains and losses, after-tax	7	54	43	23	55	76	0.11	0.14
Valuation changes on embedded derivatives that are not hedged, after-tax	--	--	(13)	--	(13)	--	(0.03)	--
DAC and DSI amortization relating to realized capital gains and losses and valuation changes on embedded derivatives that are not hedged, after-tax	--	--	(18)	(43)	(18)	(43)	(0.03)	(0.08)
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	2	1	(10)	(8)	(8)	(7)	(0.02)	(0.01)
Business combination expenses and the amortization of purchased intangible assets, after-tax	(32)	--	--	--	(42)	--	(0.08)	--
Loss on disposition of operations, after-tax	--	(1)	--	--	--	(1)	--	--

Net income	$638	$260	$140	$76	$724	$296	$1.43	$0.55

($ in millions, except per share data)	For the twelve months ended December 31,
	Property-Liability		Allstate Financial		Consolidated		Per diluted share
	2011	2010	2011	2010	2011	2010	2011	2010
Operating income	$376	$1,254	$529	$476	$689	$1,539	$1.32	$2.84

Realized capital gains and losses	85	(321)	388	(517)	503	(827)
Income tax (expense) benefit	(31)	114	(138)	180	(179)	290
Realized capital gains and losses, after-tax	54	(207)	250	(337)	324	(537)	0.62	(0.99)
Valuation changes on embedded derivatives that are not hedged, after-tax	--	--	(12)	--	(12)	--	(0.02)	--
DAC and DSI amortization relating to realized capital gains and losses and valuation changes on embedded derivatives that are not hedged, after-tax	--	--	(127)	(34)	(127)	(34)	(0.24)	(0.06)
DAC and DSI unlocking relating to realized capital gains and losses, after-tax	--	--	1	(18)	1	(18)	--	(0.03)
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	10	4	(45)	(33)	(35)	(29)	(0.07)	(0.06)
Business combination expenses and the amortization of purchased intangible assets, after-tax	(32)	--	--	--	(42)	--	(0.08)	--
Gain (loss) on disposition of operations, after-tax	--	3	(10)	4	(10)	7	(0.02)	0.01

Net income	$408	$1,054	$586	$58	$788	$928	$1.51	$1.71

Underwriting income (loss) is calculated as premiums earned, less claims and claims expense (“losses”), amortization of DAC, operating costs and expenses and restructuring and related charges as determined using GAAP.  Management uses this measure in its evaluation of the results of operations to analyze the profitability of our Property-Liability insurance operations separately from investment results.  It is also an integral component of incentive compensation.  It is useful for investors to evaluate the components of income separately and in the aggregate when reviewing performance.   Net income (loss) is the most directly comparable GAAP measure.  Underwriting income (loss) should not be considered as a substitute for net income (loss) and does not reflect the overall profitability of our business.  A reconciliation of Property-Liability underwriting income (loss) to net income (loss) is provided in the “Segment Results” page.

Combined ratio excluding the effect of catastrophes, prior year reserve reestimates, business combination expenses and the amortization of purchased intangible assets (“underlying combined ratio”) is a non-GAAP ratio, which is computed as the difference between four GAAP operating ratios: the combined ratio, the effect of catastrophes on the combined ratio, the effect of prior year non-catastrophe reserve reestimates on the combined ratio, the effect of business combination expenses and the amortization of purchased intangible assets on the combined ratio.  We believe that this ratio is useful to investors and it is used by management to reveal the trends in our Property-Liability business that may be obscured by catastrophe losses, prior year reserve reestimates, business combination expenses and the amortization of purchased intangible assets.  Catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio.  Prior year reserve reestimates are caused by unexpected loss development on historical reserves.  Business combination expenses and the amortization of purchased intangible assets primarily relate to the acquisition purchase price and are not indicative of our underlying insurance business results or trends.   We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance.  We also provide it to facilitate a comparison to our outlook on the underlying combined ratio.  The most directly comparable GAAP measure is the combined ratio.  The underlying combined ratio should not be considered a substitute for the combined ratio and does not reflect the overall underwriting profitability of our business.

A reconciliation of the Property-Liability underlying combined ratio to the Property-Liability combined ratio is provided in the following table.

	Three months ended December 31,		Twelve months ended December 31,
	2011	2010	2011	2010
Combined ratio excluding the effect of catastrophes, prior year reserve reestimates, business combination expenses and the amortization of purchased intangible assets (“underlying combined ratio”)	90.5	92.0	89.3	89.6
Effect of catastrophe losses	1.0	8.3	14.7	8.5
Effect of prior year non-catastrophe reserve reestimates	(1.5)	0.5	(0.8)	--
Effect of business combination expense and the amortization of purchased intangible assets	0.7	--	0.2	--
Combined ratio	90.7	100.8	103.4	98.1

Effect of prior year catastrophe reserve reestimates	(0.5)	(0.4)	(0.5)	(0.6)

The Property-Liability underlying combined ratio by brand is provided in the following table.

	Three months ended December 31,		Twelve months ended December 31,
	2011	2010	2011	2010
Allstate brand	89.9	91.8	88.8	89.3
Encompass brand	99.6	96.1	96.8	94.9
Esurance brand	97.5	--	97.5	--

In this news release, we provide our outlook range on the Property-Liability 2012 underlying combined ratio.  A reconciliation of this measure to the combined ratio is not possible on a forward-looking basis because it is not possible to provide a reliable forecast of catastrophes.  Future prior year reserve reestimates are expected to be zero because reserves are determined based on our best estimate of ultimate loss reserves as of the reporting date.

A reconciliation of the Allstate brand standard auto underlying combined ratio to the Allstate brand standard auto combined ratio is provided in the following table.

	Three months ended December 31,		Twelve months ended December 31,
	2011	2010	2011	2010
Underlying combined ratio	98.4	100.1	95.3	95.2
Effect of catastrophe losses	0.2	0.8	2.6	1.0
Effect of prior year non-catastrophe reserve reestimates	(3.1)	(1.2)	(2.2)	(0.7)
Combined ratio	95.5	99.7	95.7	95.5

Effect of prior year catastrophe reserve reestimates	(0.1)	--	(0.1)	(0.2)

A reconciliation of the Allstate brand homeowners underlying combined ratio to the Allstate brand homeowners combined ratio is provided in the following table.

	Three months ended December 31,		Twelve months ended December 31,
	2011	2010	2011	2010
Underlying combined ratio	66.8	72.2	70.9	72.9
Effect of catastrophe losses	3.5	30.3	50.0	31.3
Effect of prior year non-catastrophe reserve reestimates	(0.5)	(0.5)	0.7	1.4
Combined ratio	69.8	102.0	121.6	105.6

Effect of prior year catastrophe reserve reestimates	(1.9)	(1.3)	(1.9)	(1.7)

Book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities, is a ratio that uses a non-GAAP measure.  It is calculated by dividing shareholders’ equity after excluding the impact of unrealized net capital gains and losses on fixed income securities and related DAC, DSI and life insurance reserves by total shares outstanding plus dilutive potential shares outstanding.  We use the trend in book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities, in conjunction with book value per share to identify and analyze the change in net worth attributable to management efforts between periods.  We believe the non-GAAP ratio is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period and are generally driven by economic developments, primarily capital market conditions, the magnitude and timing of which are generally not influenced by management, and we believe it enhances understanding and comparability of performance by highlighting underlying business activity and profitability drivers.  We note that book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities, is a measure commonly used by insurance investors as a valuation technique.  Book value per share is the most directly comparable GAAP measure.  Book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities, should not be considered as a substitute for book value per share, and does not reflect the recorded net worth of our business.  The following table shows the reconciliation.

($ in millions, except per share data)	As of December 31,
	2011	2010
Book value per share
Numerator:
Shareholders’ equity	$18,674	$19,016
Denominator:
Shares outstanding and dilutive potential shares outstanding	505.8	538.4
Book value per share	$36.92	$35.32

Book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities
Numerator:
Shareholders’ equity	$18,674	$19,016
Unrealized net capital gains and losses on fixed income securities	1,274	573
Adjusted shareholders’ equity	$17,400	$18,443
Denominator:
Shares outstanding and dilutive potential shares outstanding	505.8	538.4
Book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities	$34.40	$34.26

Premiums written is the amount of premiums charged for policies issued during a fiscal period.  Premiums earned is a GAAP measure.  Premiums are considered earned and are included in financial results on a pro-rata basis over the policy period.  The portion of premiums written applicable to the unexpired terms of the policies is recorded as unearned premiums on our Consolidated Statements of Financial Position.  A reconciliation of premiums written to premiums earned is presented in the following table.

($ in millions)	Three months ended December 31,		Twelve months ended December 31,
	2011	2010	2011	2010
Property-Liability premiums written	$6,426	$6,242	$25,980	$25,907
(Increase) decrease in unearned premiums	174	203	(33)	19
Other	5	(3)	(5)	31
Property-Liability premiums earned	$6,605	$6,442	$25,942	$25,957

Forward-Looking Statements and Risk Factors

This news release contains forward-looking statements about our outlook for the Property-Liability combined ratio excluding the effect of catastrophes, prior year reserve reestimates, business combination expenses, and the amortization of purchased intangible assets for 2012 and returns on equity.  These statements are subject to the Private Securities Litigation Reform Act of 1995 and are based on management’s estimates, assumptions and projections.  Actual results may differ materially from those projected based on the risk factors described below.

•                Premiums written and premiums earned, the denominator of the underlying combined ratio, may be materially less than projected.  Policyholder attrition may be greater than anticipated resulting in a lower amount of insurance in force.

•                Returns on equity may be materially less than projected and adversely affected by our inability to obtain regulatory approval for rate changes that may be required to achieve targeted levels of profitability.

•                Unanticipated increases in the severity or frequency of standard auto insurance claims may adversely affect our underwriting results.  Changes in the severity or frequency of claims may affect the profitability of our Allstate Protection segment.  Changes in bodily injury claim severity are driven primarily by inflation in the medical sector of the economy and litigation.  Changes in auto physical damage claim severity are driven primarily by inflation in auto repair costs, auto parts prices and used car prices.  The short-term level of claim frequency we experience may vary from period to period and may not be sustainable over the longer term.  A decline in gas prices, increase in miles driven, and higher unemployment are examples of factors leading to a short-term frequency change.  A significant long-term increase in claim frequency could have an adverse effect on our underwriting results.

We undertake no obligation to publicly correct or update any forward-looking statements.  This news release contains unaudited financial information.

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